                       PAYMENT IN LIEU OF TAXES AGREEMENT

            This Agreement (the "Agreement"), made as of the lst day of November, 1990, by and between SPECIAL METALS CORPORATION, a corporation organized and existing under the laws of the State of Delaware (hereinafter together with its successors and assigns, referred to as the "Company"), and COUNTY OF CHAUTAUQUA INDUSTRIAL DEVELOPMENT AGENCY, a corporate government agency constituting a body corporate and politic and a public benefit corporation of the State of New York (hereinafter referred to as the "Agency").

                               W I T N E S S E T H

            WHEREAS, the New York State Industrial Development Agency Act, constituting Title I of Article 18-A of the General Municipal Law of the State of New York, Chapter 24 of the Consolidated Laws of the State of New York, as amended (the "Enabling Act") authorizes and provides for the creation of industrial development agencies in the several counties, cities, villages, and towns in the State of New York and empowers such agencies, among other things, to acquire, expand, construct, reconstruct, lease, improve, maintain, equip, furnish, and dispose of one or more projects for the purpose of promoting, developing, encouraging, and assisting in the acquisition, expansion, construction, reconstruction, improvement, maintaining, equipping, and furnishing of industrial, manufacturing, warehousing, commercial, research, and recreational facilities, and thereby advance the job opportunities, general prosperity, and economic welfare of the people of the State of New York; and

            WHEREAS, pursuant to and in accordance with the provisions of the Enabling Act and Chapter 71 of the 1972 Laws of New York (together with the Enabling Act, hereinafter referred to as the "Act"), the Agency, which has been created and established pursuant thereto for the benefit of the County of Chautauqua, proposes to undertake the acquisition below; and

            WHEREAS, the project being undertaken consists of (i) the acquisition of certain land more particularly described on Exhibit A hereto ("Land"), (ii) the acquisition of certain existing improvements located on the Land ("Improvements"), (iii) the acquisition and construction of a new building in which the Equipment (hereinafter defined) is to be located on the Land ("New Improvements") and (iv) the acquisition and installation of certain equipment more particularly described on Exhibit B hereto in the New Improvements ("Equipment") (collectively, the actions described in (i), (ii), (iii) and (iv) hereinafter referred to as the "Project"); and

            WHEREAS, the Agency is or will be the owner of the Land, the Improvements and the New Improvements (collectively, the "Facility"), as well as the Equipment; and

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                                                                               2


            WHEREAS, the Agency proposes to undertake the Project as an authorized project under the Act and to lease the interest of the Agency pursuant to a Lease Agreement dated as of September 1, 1990 entered into between the Agency, as lessor, and the Company, as lessee (the "Lease"); and

            WHEREAS, under the present provisions of the Act and under the present Section 412A of the Real Property Tax Law of the State of New York, the Agency is required to pay no taxes or assessments upon any of the property acquired by it or under its jurisdiction or supervision or under its control; and

            NOW, THEREFORE, in consideration of the premises and the payments, agreements, and covenants hereinafter contained, the Company and the Agency formally covenant and agree as follows:

            Section 1. Equipment. The Agency and the Company agree that the Equipment is personal property and should not be assessed as real property for tax purposes. No portion of the value of the Equipment shall enter into the computations for the Payments in Lieu of Taxes provided for in this Agreement.

            Section 2. Tax-Exempt Status of Facility.

            A. Assessment of Facility. Pursuant to Section 874 of the General Municipal Law of the State of New York and Section 412-a of the Real Property Tax Law, the parties hereto understand that, upon acquisition of the Facility by the Agency, and for so long thereafter as the Agency shall own the Facility, the Facility shall be assessed by the various taxing entities having jurisdiction over the Facility, including, without limitation, the County of Chautauqua, the City of Dunkirk and the Dunkirk Public School District (such taxing entities, and any successors thereto, being hereinafter collectively referred to as the "Taxing Entities", and each of such Taxing Entities being hereinafter individually referred to by name or as a "Taxing Entity") as exempt upon the assessment rolls of the respective Taxing Entities prepared subsequent to the acquisition by the Agency of title to the Facility. The Company shall, promptly following acquisition by the Agency of title to the Facility, take such action as may be necessary to ensure that the Facility shall be assessed as exempt upon the assessment rolls of each Taxing Entity prepared subsequent to such acquisition by the Agency. The Facility shall not be entitled to such exempt status on the tax rolls of any Taxing Entity until the first tax year of such Taxing Entity following the tax status date of such Taxing Entity occurring subsequent to the date upon which the Agency became the owner of record of the Facility. Pursuant to the provisions of the Lease, the Company will be required to pay all taxes and assessments lawfully levied and/or assessed against the Facility, including taxes and assessments levied for the current tax year and all subsequent tax years, until the Facility shall be entitled to exempt status on the tax rolls of the respective Taxing Entities. The Agency will cooperate with the Company to preserve the tax-exempt status of the Facility.

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                                                                               3


            B. Special Assessments. The parties hereto understand that the tax exemption extended to the Agency by Section 874 of the General Municipal Law and
Section 412-a of the Real Property Tax Law does not entitle the Agency to exemption from special assessments and special ad valorem levies. Pursuant to the Lease Agreement, the Company will be required to pay all special assessments and special ad valorem levies lawfully levied and/or assessed against the Facility.

            C. Other Charges. If any taxes, assessments, service charges or other governmental charges be payable by the Company on the rents under the Lease or the occupancy of or any interest of the Company in the Facility or any part thereof or any personal property other than inventory used in connection with the business conducted and located therein (other than real property taxes on Equipment which may be or become affixed to the Facility), the amount of any tax, assessment or charges shall be paid by the Company. Furthermore, water charges, sewer rentals, sewage treatment charges, solid waste charges and any other charges in the nature of utility charges shall be paid directly by the Company and shall not be credited against or affect in any manner any payment in lieu of taxes in any year and shall be computed pursuant to the formula adopted by the relevant Taxing Entity(s).

            Section 3. Payments In Lieu Of Taxes.

            A. Agreement to Make Payments. The Company agrees that it will make annual payments in lieu of taxes in the amounts hereinafter provided to the respective Taxing Entities. The Company also agrees to give the appropriate officer or officers of each respective Taxing Entity responsible for assessing properties on behalf of each such Taxing Entity (such officers being hereinafter collectively referred to as the "Assessors") a copy of this Agreement. The payments due hereunder to any particular Taxing Entity shall be paid by the Company to the appropriate officer or officers of such Taxing Entity. Notwithstanding anything to the contrary herein, the payment in lieu of taxes should not exceed the amount the Company would pay under the normal calculation for any period.

            B. Valuation of Facility.

                  (1) The value of the Facility for purposes of determining payments in lieu of taxes due hereunder shall be determined by the appropriate Assessor for each Taxing Entity. The parties hereto agree that the appropriate Assessors shall (a) appraise the Facility in the same manner as other similar properties in the general area of the Facility, and (b) place a value for assessment purposes (hereinafter referred to as the "Assessed Value") upon the Facility, equalized if necessary by using the appropriate equalization rates as apply in the assessment and levy of real property taxes. The initial Assessed Value of the Land and the Improvements is $485,450.00. Based upon the Company's estimated cost of the New Improvements, the Initial Assessment of the New Improvements is $434,900.00.

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                  (2) The Company shall have the right solely at its cost and expense to seek a reduction in the Assessed Value of the Facility and/or a determination that certain assets which constitute a portion of the Facility do not constitute real property. The Agency shall not be required to join in any such proceeding or contest brought by the Company unless such proceeding or contest is required to be brought in the name of the Agency, in which case the Agency will join in the proceeding or contest so long as the Agency is not thereby required to bear any cost or expense directly or indirectly related thereto. On final determination of such proceeding or contest, the Company shall promptly pay or discharge any decision or judgment and all interest and penalties incidental thereto. The pendency of such a proceeding or contest shall not abate the Company's obligation to make payments in lieu of taxes.

                  (3) The Initial Assessment of the New Improvements has been based on the Plans and Specifications (as defined in the Lease) and the estimated construction costs thereof. On the Completion Date as established in the Lease, the Company will confirm the actual construction cost of the New Improvements and, upon the request of the Agency, will furnish the Agency with invoices and other evidence of such costs. If the actual cost of the New Improvements differs from the Initial Assessment thereof, the Agency will adjust accordingly the Payments in Lieu of Taxes set forth in Section 2.F.

            C. Tax Rates in the Applicable Jurisdictions. For purposes of this
Section 3.F., the tax rates for the County of Chautauqua and the following local municipal and school districts jurisdictions have been established in the following amount per thousand dollars of Assessed Value:

                  County of Chautauqua:   $  22.82
                  City of Dunkirk:        $  41.10
                  Dunkirk Public Schools: $  43.04

            D. Applicable Period. Subject to subsection B, for purposes of computing the total payments in lieu of taxes to all Taxing Entities as set forth in Sections 3.E and 3.F. and only for that purpose, the above tax rates and Assessed Values are to be frozen for 10 years as specifically set forth in
Section 3.F. below.

            E. Amount of Payments in Lieu of Taxes - Land and Improvements. In any tax year beginning on or after July 1, 1991, for the periods set forth in
Section 3.F, the Company agrees to make annual payments in lieu of real property taxes in such amounts as shall be determined by multiplying the tax rate or rates of each Taxing Entity applicable to the Land and Improvements in effect as of the date of this Agreement and set forth in Section 3.C as if the same were owned by the Company and not the Agency by an amount equal to one hundred percent (100%) of the Initial Assessed Value. The total payment shall be $51,923.74 payable $11,077.97 to the

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County of Chautauqua, $19,952.00 to the City of Dunkirk and $20,893.77 to the
Dunkirk Public School District.

            F. Amount of Payments in Lieu of Taxes - New Improvements. Subject to Section 2.A. and Section 3.G., the Company hereby covenants and agrees to pay, at the time specified in Section 3.I., so long as the Agency is the record owner of the New Improvements as follows:

                  1. County. With respect to the County of Chautauqua:

                        (a) in any tax year beginning on or after January 1,
                  1992 and through the year ending December 31, 2001, the Company will make payments in lieu of taxes for the New Improvements equal to a percentagee of the Assessed Value of the New Improvements specified below multiplied by the tax rate of the County of Chautauqua specified in Section 3.C. as follows:

                        Tax Year             Percentage     Payment
                        --------             ----------     -------

                        1/l/92 to 12/31/92       0%               0
                        1/l/93 to 12/31/93      10%          992.45
                        1/l/94 to 12/31/94      20%        1,984.91
                        1/l/95 to 12/31/95      30%        2,977.37
                        1/l/96 to 12/31/96      40%        3,969.82
                        1/l/97 to 12/31/2001    50%        4,962.28; and

                        (b) thereafter, until the date that the Agency shall no
                  longer be the record owner of the Improvements, the Company shall make full payments in lieu of taxes with respect to the County of Chautauqua as if the Company were the record owner of the Improvements and the New Improvements were assessed at full value for purposes of taxation subject, however, to any reductions in such payments to which the Agency and the Company may agree.

                  2. City. With respect to the City of Dunkirk:

                        (a) in any tax year beginning on or after January 1,
                  1992 and through the year ending December 31, 2001, the Company will make payments in lieu of taxes for the New Improvements equal to a percentage of the Assessed Value of the New Improvements specified below multiplied by the tax rate of the City of Dunkirk specified in Section 3.C. as follows:

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                        Tax Year             Percentage    Payment
                        --------             ----------    -------

                        1/l/92 to 12/31/92        0%             0
                        1/l/93 to 12/31/93       10%      1,787.43
                        1/l/94 to 12/31/94       20%      3,574.87
                        1/l/95 to 12/31/95       30%      5,362.31

                        1/l/96 to 12/31/96       40%      7,149.75
                        1/l/97 to 12/31/2001     50%      8,937.19; and

                        (b) thereafter, until the date that the Agency shall no
                  longer be the record owner of the Improvements, the Company shall make full payments in lieu of taxes with respect to the City of Dunkirk as if the Company were the record owner of the Improvements and the New Improvements were assessed at full value for purposes of taxation subject, however, to any reductions in such payments to which the Agency and the Company may agree.

                  3. School. With respect to the Dunkirk Public School District:

                        (a) in any tax year beginning on or after July 1, 1991
                  and through the year terminating June 30, 2001, the Company will make payments in lieu of taxes for the New Improvements equal to a percentage of the Assessed Value of the New Improvements specified below multiplied by the tax rate of the Dunkirk Public School District as follows:

                        Tax Year             Percentage    Payment
                        --------             ----------    -------

                        7/l/91 to 6/30/92         0%             0
                        7/l/92 to 6/30/93        10%      1,871.85
                        7/l/93 to 6/30/94        20%      3,743.70
                        7/l/94 to 6/30/95        30%      5,615.55
                        7/l/95 to 6/30/96        40%      7,487.40
                        7/l/96 to 6/30/2001      50%      9,359.25; and

                        (b) thereafter, until the date that the Agency shall no
                  longer be the record owner of the Improvements, the Company shall make full payments in lieu of real estate taxes with respect to the Dunkirk Public School District as if the Company were the record owner of the New Improvements and the Improvements were assessed at full value for purposes of taxation subject, however, to any reductions in such payments to which the Agency and the Company may agree.

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                  The above reflects the policy that the reduced payments in lieu of taxes will be scheduled to be made in whole tax fiscal years (that is, tax payments and payments in lieu of taxes will not be prorated to the date the Agency becomes owner of the New Improvements), and that the Company will pay full taxes, or the equivalent of full taxes, before and after the reduced payment in lieu of tax period (subject to further reductions, if any, agreed to in the future).

            G. Reduction of Payment in Lieu of Taxes by Reason of Reduction in

Tax Rates and/or Assessed Value. Notwithstanding anything to the contrary herein, the payment in lieu of taxes specified in Section 3.F should not exceed the percentage specified of the amount the Company would pay under the normal tax calculation for any period, after taking into account the percentage of tax to be paid by the Company in that particular year in accordance with Section 3.F.

            Therefore, if the tax (calculated as if the Company were the record owner of the New Improvements and the New Improvements were assessed at full value for purposes of taxation, after taking into account the percentage of tax to be paid by the Company in that particular year in accordance with Section 3.F.) otherwise due any taxing jurisdiction, decreases due to a reduction in tax rates, Assessed Value, or otherwise, below the payment in lieu of taxes as specified in Section 3.F., then the payment in lieu of taxes due that taxing jurisdiction shall be decreased to equal the tax that would otherwise be due.

            However, once a payment in lieu of taxes been so reduced, if the taxes which would otherwise be due subsequently increase, the payment in lieu of taxes will similarly increase but not in excess of the amount specified in
Section 3.F.

            H. Payments to Chautauqua County Department of Finance. All payments in lieu of taxes shall be made by the Company directly to the Chautauqua County Department of Finance (the "Department") promptly upon receipt of billings from the Department. It is understood that the Department shall receive the payments in lieu of taxes in trust for each of the Taxing Entities enumerated in subsection (1), (2) and (3) of Section 3.F. above, and Chautauqua County shall make the payments in lieu of taxes to such Taxing Entity as the Agency shall direct in the event that the Department shall determine to no longer receive, process and disburse such payments.

            I. Due Dates; Interest; Penalties. The Company will be billed by the Agency, the Department or any of the Taxing Entities for the respective payments, as if the Facility were on their respective tax rolls, at the times when taxes for such Taxing Entities are due.

            The applicable due dates, interest and penalties are as follows:

            All payments are net for 30 days from due date.

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          County & Town Taxes Due:  January
                                    payment in February, 1%
                                    payment in March, 2%
                                    payment in April and beyond, 5% penalty
                                      plus 1% of (tax & penalty) per month
                                      from Feb. lst

          Dunkirk City Taxes:       Due: April
                                    payment in May and beyond, additional

                                      1% per month

          School Taxes:             Due:  September
                                    payment in October, 2%
                                    payment in November, 3%
                                    payment in December and January, 3%
                                      plus 7% penalty on tax and interest
                                    payment in February and beyond, 1% per
                                      month computed on January amount

            J. Partial Sale; Transferee's Obligation; Apportionment of Reduction to Local Taxing Entities. During the period set forth above, in the event that any portion of the Land or the Improvements located thereon is sold or disposed of by the Agency, the transferees thereof will thereafter pay the real property taxes on such Improvements as may be located on the portion of the Land sold and on the portion of the Land sold as may be required by applicable law.

            K. Sale; Company's Obligation. In the event that the Agency sells the Facility to any party other than the Company (to the extent consented to by the Company or permitted under the terms of the Lease), the Company's obligation for payments in lieu of taxes, shall be prorated to the date of the closing of the transaction and thereupon all obligations of the Company for payments in lieu of taxes shall cease, but the Agency shall take such steps with the purchaser other than the Company to assure that each of the Taxing Entities shall suffer no loss of revenue until such Facility can be placed back on the tax rolls and taxes levied and billed therefore.

            Section 4. Effective Date; Duration of Agreement. This Agreement shall become effective upon the delivery of the Lease and shall continue in effect until the earlier of (i) June 30, 2001 or (ii) the date in which title to the Facility is conveyed to the Company pursuant to the Lease.

            Section 5. Events of Default. The following shall constitute "Events of Default" under this Agreement:

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            A. Failure by the Company to make any payment specified in Section 3 hereof within thirty (30) days of receipt of written notice from any Taxing Entity and the continuance of such failure for a period of ten (10) days after receipt by the Company of written notice from the Agency.

            B. Failure by the Company to make any payment specified in Section 2 hereof and the continuance of such failure for a period of ten (10) days after receipt by the Company of written notice from the Agency.

            C. The occurrence and continuation of a default under the terms of any agreement entered into between the Agency and the Company.

            Upon the occurrence and continuance of an Event of Default hereunder, the Company shall be required to make payments in lieu of taxes levied by the Taxing Entities on the Facility if it were owned by the Company, such amounts to commence to be paid for the period subsequent to the date it is determined by the Agency that there is an Event of Default hereunder. In such event, the tax rate, interest, and penalties shall be those then in effect in the jurisdiction(s) in which the Facility is located.

            Upon the occurrence and continuance of an Event of Default hereunder, the Agency shall be entitled to recover the payments in default from the Company, together with all the costs and expenses of the Agency, its successors or assigns, paid or incurred in such recovery (including court costs and reasonable attorney's charges) and interest at the rate charged by the respective Taxing Entities on overdue payments of taxes. In addition, the Agency shall have the right to reconvey the Facility to the Company at any time, and the Company shall accept any such tender of reconveyance.

            The Agency, in enforcing payment by the Company of said amounts, may take whatever action and exercise any or all of the rights and remedies specified in this Agreement or any other remedy provided by law.

            Each and every Event of Default shall give rise to a separate cause of action hereunder, and separate suits may be brought hereunder as each cause of action arises. The Company irrevocably agrees that any suit, action, or other legal proceeding arising out of this Agreement may be brought in the courts of record of the State of New York, or the courts of the United States located within the State of New York, consents to the jurisdiction of each such court in any such suit, action, or proceeding, and waives any objection which it may have to the laying of the venue of any such suit, action, or proceeding in any of such courts.

            In no event shall the Agency be liable to any of the Taxing Entities for the payments specified herein, whether or not the Company makes such payments. The Company hereby agrees to indemnify the Agency against any such liability for

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such payments and against all penalties, interest, and other charges resulting from the delinquency of such payments.

            Section 6. Reimbursement for Expenses. The Company hereby covenants and agrees that the Company shall make a payment to the Agency in the amount of a one-time payment of $15,250 and that the Company shall make additional payments to the Agency in an amount equal to the reasonable legal fees of General Counsel to the Agency.

            Section 7. Covenants by the Agency. The Agency covenants that, unless otherwise required by law, the Agency will not enact, adopt or apply to the detriment of the Company any laws, ordinances, rules, or regulations imposing any taxes, assessments, or other charges of payments on the Project or the Company's leasehold interest or personal property therein, or its use or occupancy thereof or its gross receipts or income therefore, except as the

Company and the Agency have herein agreed, or may agree from time to time in the future.

            Section 8. Notices. Any notice or other written communications required or permitted hereunder shall be determined to be duly and properly given, made, or delivered if delivered or mailed by ordinary mail, if to the Agency, to Chairman, County of Chautauqua Industrial Development Agency, 200 Harrison Street, Jamestown, New York 14701, and if to the Company, Special Metals Corporation, Middle Settlement Road, New Hartford, New York 13413,
Attention: Robert F. Dropkin, Secretary and Chief Legal Counsel.

            Section 9. Assignment of Agreement. This Agreement shall be binding upon the successors and assigns of the Company but no assignment shall be effective to relieve the Company of any of its obligations hereunder unless expressly authorized and approved in writing by the Agency.

            Section 10. Independent Agreement. Notwithstanding any other provision of this Agreement, including the recitals thereof, the parties agree that the Lease executed between the parties thereto shall be a separate and independent document from this Agreement, and irrespective of whether any provision of this Agreement or the entirety hereof shall be held invalid or unenforceable by any court of competent jurisdiction, the Lease shall be construed, interpreted, and otherwise regarded separate and apart from this Agreement. The parties hereto specifically note that the considerations and terms provided for in this Agreement and provided for in the Lease are the only considerations and terms for which the parties thereto have executed this Agreement.

            Section 11. Amendments. This Agreement may not be modified, amended, supplemented, or changed without the written consent of the Agency and the Company and by written notification to the Taxing Entities.

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            Section 12. Prior Agreements. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, whether written or oral, among the parties with respect to the subject matter hereof and may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


            IN WITNESS WHEREOF, the Agency and the Company have made this Agreement to be executed in their respective names, all on the date first above written.

                                    COUNTY OF CHAUTAUQUA
                                    INDUSTRIAL DEVELOPMENT
                                    AGENCY


                                    By_________________________________

                                    Name:______________________________

                                    Title:_____________________________


                                    SPECIAL METALS CORPORATION


                                    By_________________________________

                                    Name:______________________________

                                    Title:_____________________________